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                                                                     EXHIBIT 4.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               EMULEX CORPORATION

         Emulex Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, as amended, of the Corporation, declaring said amendment to be advisable and to be presented to the stockholders at the annual meeting of stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         "RESOLVED, that, Article IV of the Corporation's Certificate of Incorporation, as previously amended, be further amended, without effect upon any stock designation heretofore filed, to read as follows:

                                   ARTICLE IV
                            Authorized Capital Stock

                  The corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the corporation is 241,000,000 shares, divided into 240,000,000 shares of Common Stock, par value $0.10 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. Upon the effectiveness of this Amendment, each outstanding share of Common Stock, par value $0.10 per share, shall be split, converted and changed into two shares of Common Stock, par value $0.10 per share. The effective date of this Amendment shall be 11:59 p.m. (Eastern Standard Time) on November 30, 2000.

                  The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is hereby authorized to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any series of shares of Preferred Stock, including without limitation the dividend rate, conversion rights, redemption price and liquidation preference, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series."

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         SECOND: That thereafter, pursuant to resolutions of the Board of
Directors, the proposed amendment was presented to the stockholders at the annual meeting of stockholders of the Corporation held on November 16, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Paul F. Folino, its President and Chief Executive Officer, and Michael
J. Rockenbach, its Vice President, Chief Financial Officer, Secretary and Treasurer, as of this 16th day of November, 2000.


                                           By: /s/ Paul F. Folino
                                               ---------------------------------
                                                   Paul F. Folino,
                                                   President and Chief Executive
                                                   Officer

Attest:


/s/ Michael J. Rockenbach
------------------------------------------
    Michael J. Rockenbach, Vice President,
    Chief Financial Officer, Secretary
    and Treasurer


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